Exhibit 10.1

Novelion USA Services, Inc.
2711 Centerville Road
Suite 400
Wilmington, DE 19808

August 31, 2017

Remi Alexis Menes
303 Third Street, Unit 327
Cambridge, MA 02142

Dear Remi:
The purpose of this letter agreement (the “Agreement”) is to confirm the agreement between you and the Company concerning your separation from employment and severance benefits. As we discussed, your employment with Novelion Services USA, Inc. (the Company”) will terminate effective as of August 31, 2017 (the “Separation Date”). We confirm that you and the Company have agreed as follows:
1.Termination of Employment, Resignations, Final Salary and Vacation Pay.

a.Your employment will terminate effective on the Separation Date. You hereby resign from any and all officer positions you hold with the Company or any of its Affiliates, from any and all memberships you hold on any board of directors or any other governing board of the Company or any of its Affiliates, and any and all memberships you hold on any of the committees of any such boards (together, the “Resignations”), such Resignations effective as of the Separation Date. The Company, on its own behalf and on behalf of its Affiliates, hereby accepts the Resignations as of the Separation Date, and waives any advance notice that you would otherwise be required to provide in connection with the Resignations. For purposes of this Agreement, “Affiliate” means any person or entity directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or any otherwise.

b.In signing this Agreement, you acknowledge that you have received pay for all work you have performed for the Company to date. The Company will pay you at your final base rate of pay for all work you have performed through the Separation Date, to the extent not previously paid, as well as pay, at your final base rate of pay, for any vacation days you have earned but not used as of the Separation Date, determined in accordance with Company policy and as reflected on the books of the Company.

2.Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations hereunder, including without limitation the Continuing Obligations (defined below), you will receive the following:

a.The Company will pay you your base salary, at your final annual base salary per year of $400,000 (“Base Salary”), for a period of twelve (12) months following the Separation Date (the “Severance Pay Period”) in accordance with the Company's regular payroll schedule. Payments will be made in the form of salary continuation, and will begin on the next regular Company payday that is at least five (5) business days following the later of the effective date of this Agreement (as defined in the final paragraph of this Agreement). The first payment will be retroactive to the day following the Separation Date.

b.If you are enrolled in the Company's group medical and/or dental plans on the Separation Date, you may elect to continue your participation and that of your eligible dependents in those plans for a period of time under COBRA. You may make such an election whether or not you accept this Agreement. However, if you accept this Agreement and you timely elect to continue your participation and that of your eligible dependents in the plans, the Company will contribute to the premium cost of your COBRA continuation coverage at the same rate that it contributes from time to time to medical and dental insurance premiums for its active employees until the earlier of the conclusion of the Severance Pay Period, the date that you become re-employed and eligible for health and/or dental insurance, or the date that you are no longer entitled to coverage under COBRA. To be eligible for the Company's premium contributions, however, you must pay the remainder of the premium cost of your COBRA continuation coverage by authorized payroll deduction. If the Company's contributions end before your entitlement to coverage under COBRA concludes, you may continue such coverage by paying the full premium cost yourself. Notwithstanding the foregoing, in the event that the Company's payment of the COBRA premium contributions as described under this Section 2(b), would subject the Company to any tax or penalty under, or otherwise violates, the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or applicable regulations or guidance issued under the ACA or Section l05(h) of the Code, you and the Company agree to work together in good faith to restructure such benefit.

c.The Company will reimburse you for reasonable relocation expenses incurred for relocating from Massachusetts to the Montreal, Canada area, up to $20,000. You agree to provide expense reports or other supporting documentation to the Company accounting for such relocation expenses. This reimbursement will only be paid in the event that the relocation by you occurs within six (6) months from the Separation Date.

(collectively, 2(a)-(c) are referred to as the “Severance Benefits”).
3.Acknowledgment of Full Payment and Withholding. You acknowledge and agree that the payments and other entitlements provided under this Agreement will be in complete satisfaction of any and all compensation and benefits due to you from the Company, whether for services provided to the Company, under your former Employment Agreement with Aegerion Pharmaceuticals Inc. dated as of September 21, 2016 (the “Aegerion Agreement”), which was incorporated into your Novelion Services USA, Inc. Employment Agreement dated November 28, 2016, as amended in May 2017 (the “Amending Agreement”) (collectively, the “Employment Agreement”), or otherwise, through the Separation Date and that these payments and entitlements are your sole and exclusive remedy upon termination of your employment. Except as expressly provided hereunder, no further compensation or benefits are owed or will be provided to you by the Company.

4.Taxation

a.All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

b.You agree and acknowledge that any of the payments made, reimbursement of expenses, or payment of any benefit-in-kind by the Company pursuant to this Agreement are subject to Sections 7(a) and 10 of the Aegerion Agreement, and that if it is determined that the payments, reimbursement of expenses, or payment of benefits-in-kind constitute nonqualified deferred compensation (as defined in Section 409A of the Code), such payment and/or reimbursement may be delayed until such time as you have undergone as “separation from service” (as defined in Treas. Reg. 1.409A-1(h)).

c.It is the parties’ intention that this Agreement be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

5.Status of Employee Benefits, Paid Time Off, Expenses, Equity and Other Payments/Benefits

a.Except as expressly provided in Section 2(b) of this Agreement, your participation in all employee benefit plans of the Company have ended as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn paid time off or other similar benefits after the Separation Date. You will receive information about your COBRA continuation rights under separate cover.

b.Within two (2) weeks following the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for any such authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

c.Your rights and obligations with respect to the outstanding equity awards made to you prior to the Separation Date will continue to be governed by the terms of the applicable award agreement(s), equity plan(s) and any other agreements or requirements applicable to such awards (collectively, the “Equity Documents”). You will be provided a schedule of your outstanding equity awards under separate cover. After the Separation Date, you will no longer be subject to Novelion’s employee blackout periods but are still subject to laws prohibiting insider trading on Novelion stock based on material information regarding Novelion. For further clarity, please refer to Exhibit B attached, which sets out certain rules that must be followed regarding insider trading and trading of options following your departure. We also confirm that we have agreed that you will not receive the Accelerated Equity Benefit set out in Section 7(d)(iii) of the Aegerion Agreement.

d.We confirm that you will not be obligated to repay your signing bonus or your Relocation Transition Allowance.

e.You acknowledge that you will not receive a Target Bonus payment for 2017 as part of the severance package offered in this Agreement and that you are not entitled to the bonus payments referenced in Section 2 of the Amending Agreement.

f.The Company will reimburse you up to a maximum of USD$5,000 for your reasonable expenses for an independent tax consultation regarding the Canadian tax implications of your work on behalf of the Company in Canada and/or in preparation of your Canadian tax return.

g.You and the Company will continue to apply the tax equalization provisions. If your 2017 tax and social security obligations yield a higher total obligation than if your employment duties were solely performed in the state of Massachusetts, then the Company will reimburse you for the difference in that amount (the “Tax Equalization Payment”). The Tax Equalization Payment will not include any taxable income from sources other than your employment with the Company. The Tax Equalization Payment is contingent on the following:

i.	you providing the Company will all necessary information for the preparation of a tax equalization calculation when required; and

ii.
you providing written confirmation after 2017 that you have not established your primary residence in Canada (a pro-rated adjustment will be made if you established your primary residence in Canada at any point during 2017).

h.The Company will also pay all reasonable costs and professional fees related to calculating the Tax Equalization Payment and reserves the discretion to establish the process and criteria for determining the tax equalization calculation. The Company will pay you the Tax Equalization Payment between January 1 and July 31, 2018, if applicable. If your 2017 tax and social security obligations yield a lower total obligation than if your employment duties were solely performed in the state of Massachusetts, then the you will repay the difference in that amount to the Company (the “Tax Equalization Repayment”) on or before July 31, 2018.

6.Continuing Obligations, Confidentiality and Complaints.

a.Continuing Obligations. You acknowledge and agree that you will comply with the post-employment obligations set forth in the Employment Agreement, including without limitation the litigation and regulatory cooperation obligation in Section 8(b) of the Aegerion Agreement, and the Employee Confidentiality, Assignment of Intellectual Property and Non-Competition Agreement between you and the Company, to the extent such obligations survive the termination of your employment by the terms thereof or by necessary implication (collectively, the “Continuing Obligations”).

b.Confidentiality. Subject to Exhibit A of this Agreement, you agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provision s to others.

c.Non-Disparagement. Subject to Exhibit A of this Agreement, you agree not to take any action or make any statement, written or oral, which disparages or criticizes the Company’s or any of its Affiliates’ business practices, or which disrupts or impairs its or their normal operations, including actions or statements that would (i) harm Company’s or any of its Affiliates’ reputation with its or their current or prospective clients or business partners, or the public or (ii) interfere with existing contracts or employment relationships with current and prospective clients, business partners or the Company’s or any of its Affiliates’ employees.

d.Complaints or Investigations. You represent that you are not aware of any illegal activities or violations of Company policies involving any Company employees.

7.Return of Company Documents and Other Property. You acknowledge that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), all Proprietary Information and all documents related to Company-Related Developments (as defined in the Employee Confidentiality, Assignment of Intellectual Property and Non-Competition Agreement), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control. Further, you acknowledge that you have not retained any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates following the Separation Date. Recognizing that your employment with the Company has terminated as of the Separation Date, you agree that you will not, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment , network or system of the Company or any of its Affiliates.

8.General Release and Waiver of Claims. You must execute and return the enclosed General Release and Waiver of Claims (the “Release”), attached as Exhibit A to this Agreement within 21 days following the Separation Date. For clarity, payment of the Severance Benefits is conditional upon your compliance with this Section 8. You understand and acknowledge that this is intended to be a full and final settlement of all matters between you and the Company. Exhibit A attached to this Agreement is incorporated into this Agreement by this reference in its entirety.

9.Miscellaneous.

a.This Agreement constitutes the entire agreement between you and the Company, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment and its termination, excluding only the Continuing Obligations and the Equity Documents, which shall remain in full force and effect in accordance with their terms.

b.This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chief Executive Officer of the Company or her expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

c.The obligation of the Company to make payments or provide the Severance Benefits to you or on your behalf under Section 2 of this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations hereunder and of the Continuing Obligations. The Severance Benefits shall immediately terminate if you breach any provision of the Employee Confidentiality, Assignment of Intellectual Property and Non-Competition Agreement, or the Release. Any termination of payment or benefits due to your breach(es) of the foregoing agreements shall have no effect on the continued enforceability of the Release or of any of your Continuing Obligations.

d.This Agreement contains a release of your claims under the US Age Discrimination in Employment Act and the Older Workers Benefits Protection Act. You are receiving something of value beyond what you are otherwise entitled to. If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days following the Separation Date. You are advised to seek legal advice and review of this Agreement.

e.You may revoke this Agreement at any time during the seven (7) calendar day period immediately following the date of your signing by providing written notice to Benjamin S. Harshbarger, General Counsel of Novelion Therapeutics Inc., 887 Great Northern Way, Suite 250 Vancouver, BC V5T 4T5 Canada. To be effective, your revocation must be received before the start of the eighth calendar day immediately following your signature. If you do not revoke it, then, at the expiration of that seven (7) day period, this letter will take effect as a legally binding agreement between you and the Company on the basis set forth above. If you revoke, then this Agreement shall take no force or effect, and neither party will be bound or obligation to any of the actions stated herein. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,
NOVELION SERVICES USA, Inc.

By:    /s/ Benjamin S. Harshbarger

Benjamin S. Harshbarger
General Counsel

Accepted and agreed:
Remi Alexis Menes
Signature: /s/ Remi Alexis Menes

Date: August 31, 2017

Exhibit A

GENERAL RELEASE AND WAIVER OF CLAIMS

In exchange for the Severance Benefits to be provided to me as set out in the letter to which this General Release and Waiver of Claims (the “Release of Claims”) is attached, to which I would not otherwise be entitled, on my own behalf and that of my heirs, executors, administrators, beneficiaries, personal representatives and assigns, I agree that this Release of Claims shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that I have had in the past, now have, or might now have, in any way related to, connected with or arising out of my employment or its termination, under the Employment Agreement, or pursuant to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes of the Commonwealth of Massachusetts (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement and, if the employment laws of Canada apply to my employment, the Ontario Employment Standards Act, 2000 and British Columbia Employment Standards Act, the Ontario Human Rights Code and British Columbia Human Rights Code, and any other applicable Canadian or provincial law, regulation or other requirement (each as amended from time to time) (collectively, the “Claims”), and I hereby release and forever discharge Novelion Services USA, Inc. (“Novelion Services”), its Affiliates (as defined in the Employment Agreement, and including for certainty and without limitation Novelion Therapeutics Inc. and Aegerion Pharmaceuticals, Inc.), and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, successors and assigns, and all others connected with any of them (the “Releasees”), both individually and in their official capacities, from, and I hereby waive, any and all such Claims. This release shall not apply to (a) any claims that arise after I sign this Release of Claims, including my right to enforce the terms of this Release of Claims; (b) any claims that may not be waived pursuant to applicable law; (c) any right to indemnification that I may have under the certificate of incorporation or by-laws of Novelion Services, and any indemnification agreement between me and Novelion Services or any insurance policies maintained by Novelion Services; or (d) any right to receive any vested benefits under the terms of any employee benefit plans and my award agreements thereunder.

I agree that the Releasees have satisfied all obligations to me under the legislation referred to in the previous paragraph in relation to my employment and the cessation of my employment, and I have considered any and all human rights complaints, concerns, or issues arising out of or in respect to my employment with Novelion Services, I am aware of my rights under the legislation referred to in the previous paragraph, and I confirm that I am not asserting such rights or advancing a human rights claim or complaint against the Releasees.

Nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by me or by anyone else on my behalf. To the extent that I receive any monetary award, I hereby pre-assign such award to Novelion Services.

In signing this Release of Claims, I acknowledge my understanding that my release herein includes a release of claims under the US Age Discrimination in Employment Act and the Older Workers Benefits Protection Act and that I am receiving something of value to which I otherwise would not be entitled. I may consider the terms of this Release of Claims for up to twenty-one (21) days from the date I receive it, and I understand that I may not sign this Release of Claims until after the date my employment with Novelion Services terminates. I also acknowledge that I am hereby advised by Novelion Services to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Release of Claims. I understand that I may revoke this Release of Claims at any time within seven (7) calendar days of the date of my signing by written notice to the Board of Directors of Novelion Services and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it. To be effective, my revocation must be received before the start of the eighth calendar day immediately following my signature. If I revoke this Release of Claims, then it shall be void and neither party shall have any obligations hereunder.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature: /s/ Remi Alexis Menes

Name: Remi Alexis Menes

Date Signed: September 1, 2017

Exhibit B

TRADING RESTRICTIONS

Clarification from Novelion with respect to the ability to trade Novelion securities after your departure, in what would otherwise be a "blackout period" if you were still an employee of Novelion.

Securities legislation provides that any person who is in a “special relationship” with a company (employees are included within the definition of persons in a special relationship) may not trade in company securities with knowledge of a material fact or material change in the business or affairs of the company that has not been generally disclosed to the public (and then only after a reasonable period has passed after such disclosure, being at least one full trading day).

Former employees of a company who may acquire knowledge of any material fact or material change while still an employee would be subject to this trading restriction under the securities legislation and would not be permitted to trade until a “reasonable period” had passed following the disclosure to the public of the material fact or change.

Therefore, while a blackout period imposed on employees of Novelion would not apply to you after you are no longer employed by Novelion, you are still subject to general securities legislation and if you have knowledge of a material fact or material change in the business or affairs of Novelion which you acquired while you were an employee of Novelion, you should not trade in Novelion securities based on this knowledge until the material fact or change has been generally disclosed by Novelion to the public and a reasonable period of time (at least one full trading day) has passed since such disclosure.

Securities legislation and regulation are subject to change; the foregoing should not be relied upon as legal advice.